Exhibit 99.1

Arlington Asset Investment Corp. Corrects Erroneous Third Party Reports Misstating Arlington’s Dividend

ARLINGTON, VA, March 3, 2017 – Arlington Asset Investment Corp. (NYSE: AI) (“Arlington” or the “Company”) has become aware of several third parties erroneously reporting the recent dividend announcement of Atrium Mortgage Investment Corporation, a Canadian non-bank lender traded on the Toronto Stock Exchange (TSX: AI) (“Atrium”) as an Arlington dividend. Arlington has no affiliation with Atrium, and was just recently made aware of these errors.

As Arlington has previously announced, the most recent dividend authorized by Arlington’s Board of Directors (the “Board”) and declared by Arlington was a dividend of $0.625 per share for the fourth quarter of 2016 that was announced on December 16, 2016 and paid on January 31, 2017. Under its current dividend policy, Arlington intends to announce the Board’s determination of a dividend for the first quarter of 2017 later this month in the normal course of business. Arlington encourages its shareholders to refer to Arlington’s website at www.arlingtonasset.com and Arlington’s filings with the Securities and Exchange Commission, available at http://www.sec.gov, for accurate information pertaining to Arlington’s historical dividends.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements regarding dividend payments. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continues,” “intends,” “should”, “may,” and similar expressions. Due to known and unknown risks, including the risk that the assumptions on which the forward-looking statements are based prove to be inaccurate, actual results may differ materially from expectations or projections. These risks also include those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.

SOURCE Arlington Asset Investment Corp.

For further information: Media: 703.373.0200 or ir@arlingtonasset.com; Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com